Exhibit 99.1

Ligand Pharmaceuticals Announces Second Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and six months ended June 30, 2008 and provided an update on key programs.

Second Quarter Results

Total revenues from continuing operations for the second quarter of 2008 were $4.8 million, compared with $1.4 million for the second quarter of 2007.

Operating costs and expenses for the second quarter of 2008 were $10.9 million, compared with $16.3 million for the same 2007 period. The loss from continuing operations for the second quarter of 2008 was $4.9 million, or $0.05 per share, compared with a loss from continuing operations of $7.7 million, or $0.08 per share, for the second quarter of 2007. The Company reported a loss from discontinued operations in the second quarter of 2008 of $1.5 million, or $0.02 per share, compared with income from discontinued operations of $7.9 million, or $0.08 per share, in the comparable 2007 quarter.

The total net loss for the second quarter of 2008 was $6.4 million, or $0.07 per share, compared with net income of $0.2 million, or $0.00 per share, in the second quarter of 2007.

As of June 30, 2008, Ligand had cash, cash equivalents, short-term investments and restricted investments of $86.4 million. In addition, $10.2 million of cash is held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors.

“Ligand remains committed to a focused operating model while we advance the development of our pipeline of innovative products. We are pleased with our progress during the second quarter,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We have collaborations with leading pharmaceutical companies, including GlaxoSmithKline, Wyeth and Pfizer. Each of these companies has a New Drug Application (NDA) pending FDA review for drugs that are expected to fill important needs in a variety of medical indications. In addition, we continue to advance our TPO mimetic, LGD-4665, and have made progress toward filing an IND for our lead SARM candidate.”

Year-to-Date Results

Total revenues for the six months ended June 30, 2008, were $9.7 million, compared with $1.6 million for the first six months of 2007.

Operating costs and expenses for the first six months of 2008 were $28.2 million, compared with $46.0 million for the same period in 2007.

The total net loss for the six months ended June 30, 2008, was $10.4 million, or $0.11 per share, compared with net income of $274.5 million, or $2.74 per share, for the same period in 2007.

Ligand Pipeline Update

LGD-4665 – TPO Mimetic:

Ligand is in the process of completing a series of Phase I pharmacology studies to further define drug activity in healthy volunteers. Ligand anticipates announcing data from these studies at the American Society of Hematology Conference in December. In addition, Ligand initiated a Phase II trial in ITP (immune thrombocytopenia purpura) in April and anticipates initiating a Phase II trial for treatment-induced thrombocytopenia in MDS (myelodysplastic syndrome) patients in the third quarter and is developing plans for a Phase II trial in patients with hepatitis C.

Selective Androgen Receptor Modulators (SARM):

Ligand continues to conduct preclinical work on potential SARM candidates, and expects to file an Investigational New Drug (IND) application for its lead SARM, LGD-4033, in the fourth quarter of 2008.

EPO Mimetic:

Ligand is optimizing potential lead compounds as small-molecule, oral erythropoietin (EPO) mimetics. Since the beginning of 2008, Ligand has made considerable progress toward the discovery of potent orally active EPO drugs.

Partnered Program Update

GlaxoSmithKline – TPO Mimetic, Eltrombopag:

The FDA has extended the priority review period for GlaxoSmithKline’s NDA for PROMACTA® (eltrombopag) for the short-term treatment of chronic ITP. The original PDUFA date of June 19, 2008 has been extended to September 19, 2008. GSK submitted an NDA for PROMACTA in December 2007. In March 2008, the FDA granted the drug Priority Review, and in May 2008, orphan drug designation was also granted for this indication. On May 30, 2008, the FDA’s Oncology Drugs Advisory Committee (ODAC) panel unanimously voted (16-0) that eltrombopag demonstrated a favorable risk-benefit profile for the short-term treatment of patients with chronic ITP. GSK is currently conducting two Phase III trials in hepatitis C, a Phase I trial in sarcoma and Phase II trials in chemotherapy-induced thrombocytopenia, and expects MAA and NDA submissions for the long-term treatment of ITP in 2008.

Wyeth – SERM (selective estrogen receptor modulator), Bazedoxifene:

VIVIANT™ (bazedoxifene): Wyeth received an approvable letter in May 2008 for the treatment of postmenopausal osteoporosis. Wyeth expects to file a complete response with the FDA by year-end to address the Agency’s questions. In September 2007, an MAA was submitted in Europe for VIVIANT for the treatment and prevention of osteoporosis.

APRELA™ (bazedoxifene CE): Wyeth met with the FDA in early 2008 to review the results from the Phase III clinical trials and discuss the planned NDA filing. The filing still requires some formulation and other work to be completed before submission of an NDA.

Pfizer – SERM, Lasofoxifene:

Ligand’s partner Pfizer submitted an MAA (European filing) for FABLYN® (lasofoxifene) for osteoporosis treatment in January 2008. An NDA for FABLYN for osteoporosis treatment was submitted in the fourth quarter of 2007.

2008 Operating Forecast

Affirming its previous 2008 revenue forecast, Ligand expects to receive approximately $20 million in royalty revenue for the full year from King Pharmaceuticals for sales of AVINZA® and potential milestone payments from existing corporate partners. For the remaining half of 2008, the Company anticipates total operating costs will be between $17 and $20 million including stock-based compensation and $1.0 million of amortization of deferred gain on sale leaseback. This estimate is consistent with the Company’s revised 2008 forecast provided on May 1, 2008.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until August 31, 2008 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 55282270. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, hormone-related diseases, osteoporosis, inflammatory diseases and anemia. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we also may not receive expected royalties on AVINZA® from King Pharmaceuticals or any other partnered products or from research and development milestones. In addition, our partners may change their plans or timetables regarding our partnered products and expected regulatory actions (e.g., filings, approvals, etc.) may be delayed or may not occur. Any payments expected from third parties may not be received by us due to third party intellectual property or contract restrictions and any amounts received by us may be subject to third party claims. We may not be able to timely or successfully advance any product(s) in our pipeline, for example, LGD-4665, LGD-4033 and our oral EPO drug candidates. In addition, we may have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Royalties	$4,804	$1,410	$9,678	$1,410
Collaborative research and development and other revenues	—	—	—	235
Total revenues	4,804	1,410	9,678	1,645
Operating costs and expenses:
Research and development	6,377	8,751	13,542	24,353
General and administrative	4,551	7,516	14,650	21,683
Total operating costs and expenses	10,928	16,267	28,192	46,036
Accretion of deferred gain on sale leaseback	491	491	982	982
Loss from operations	(5,633)	(14,366)	(17,532)	(43,409)

Other income (expense), net	(286)	2,455	115	5,415
Income tax benefit	1,030	4,225	2,811	13,419
Loss from continuing operations	(4,889)	(7,686)	(14,606)	(24,575)
Discontinued operations, net of taxes	(1,540)	7,867	4,244	299,077
Net income (loss)	$(6,429)	$181	$(10,362)	$274,502
Basic and diluted per share amounts:
Loss from continuing operations	$(0.05)	$(0.08)	$(0.15)	$(0.24)
Discontinued operations	(0.02)	0.08	0.04	2.98
Net income (loss)	$(0.07)	$0.00	$(0.11)	$2.74
Weighted average number of common shares	95,055,718	99,878,197	95,051,672	100,279,949

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents, short-term investments, and restricted cash	$84,996	$94,408
Other current assets	2,434	5,068
Current portion of co-promote termination asset	8,682	10,467
Total current assets	96,112	109,943

Restricted investments	1,411	1,411
Property and equipment, net	2,024	2,865
Long-term portion of co-promote termination asset	50,298	48,989
Other assets	10,178	10,070
	$160,023	$173,278

Liabilities and Stockholders' Equity

Accounts payable and accrued liabilities	$32,988	$37,009
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	8,682	10,467
Current portion of debt	978	1,528
Total current liabilities	44,612	50,968
Long-term portion of debt	266	627
Long-term portion of co-promote termination liability	50,298	48,989
Long-term portion of deferred gain	24,274	25,256
Other long-term liabilities	9,207	5,978
Total liabilities	128,657	131,818
Common stock subject to conditional redemption	12,345	12,345
Stockholders' equity	19,021	29,115
	$160,023	$173,278

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com